UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2025

VINEBROOK HOMES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-56274	83-1268857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas, 75201
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2025, VB Twelve, LLC (the “Borrower”), an indirect subsidiary of VineBrook Homes Trust, Inc. (the “Company”), as borrower, and VB WH, LLC, a wholly-owned subsidiary of the Borrower, and other subsidiary guarantors party thereto from time to time, as subsidiary guarantors, entered into a loan and security agreement (the “Loan Agreement”) for an uncommitted facility for up to $500.0 million (the “Facility”) with JPMorgan Chase Bank, National Association (“JPM”), and the lenders party thereto from time to time. The Facility is interest-only and matures on July 9, 2027, with a one-year extension option subject to the Borrower meeting certain criteria and payment of an extension fee and increases in the interest rate spread.

The Facility bears interest at the greater of (i) one-month term secured overnight financing rate (“SOFR”) or (ii) 3.00% plus 2.35% per annum, payable monthly. In connection with the Facility, the Borrower entered into an interest rate cap with Royal Bank of Canada that caps one-month SOFR at 4.25%.

In connection with the entry into the Facility, $13.7 million was borrowed and contributed to VB WH, LLC, which used the proceeds from the Facility to fund the Florida acquisition described in Item 8.01 of this Current Report on Form 8-K and the Facility is secured by the units acquired in such acquisition. As of the date hereof, $13.7 million is currently outstanding under the Facility.

Additional amounts up to an aggregate amount of $500.0 million may be advanced at any time or from time to time before maturity and any amounts repaid may not be reborrowed. Within 90 days, the Borrower must have at least three build-to-rent communities as security and collateral for the Facility. Additional amounts to fund acquisitions of such communities or other acquisitions during the term of the Facility may be borrowed under the Facility in accordance with the Loan Agreement and subject to certain financial covenant criteria, a minimum aggregate loan amount of $10.0 million per additional loan and the addition of any acquired properties as collateral for the Facility. Borrowings under the Facility are also secured by an equity pledge by the Borrower, as sole member, of its equity interests in VB WH, LLC. The Borrower may complete acquisitions with advances from the Facility through special purpose entities other than VB WH, LLC subject to such entity joining the Loan Agreement as a subsidiary guarantor and Borrower granting an equity pledge of its equity interests in such special purpose entity. In addition to customary recourse guaranty and environmental indemnity, VineBrook Homes Operating Partnership, L.P., the operating partnership of the Company and the sole owner of the Borrower, guaranteed the payment of interest on the loan, operating expenses on the properties that serve as collateral, deposits into reserve accounts required under the Loan Agreement and expenses in enforcement and collection of the foregoing by lenders.

Amounts owed under the Loan Agreement may be prepaid at any time upon payment of an exit fee of 0.50% of the advanced loan amount being repaid, which may be waived in certain circumstances. The corresponding property held as collateral may also be released upon such prepayment, subject to prepayment of the greater of (i) the net sales proceeds generated by the sale of such property and (ii) 115% of the original allocated loan amount.

The Loan Agreement also contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including an ongoing minimum debt yield (failure of which triggers cash management), and additional financial covenants which must be complied with prior to the Borrower exercising certain of its rights under the Facility, including borrowing additional funds and releasing property as collateral under the Facility, such as a maximum as-stabilized loan-to value and a maximum loan-to-purchase price ratio based on contract price plus approved closing costs.

This description of the material terms of the Facility does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Loan Agreement is incorporated by reference in this Item 2.03.

Item 8.01	Other Events.

On June 25, 2025, the Company, through VB WH, LLC, completed the acquisition of a 77-unit townhome community built by a large public homebuilder in Pensacola, Florida for an aggregate purchase price of $18.3 million.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated June 25, 2025, by and among VB Twelve, LLC, as borrower, VB WH, LLC, as subsidiary guarantor and JPMorgan Chase Bank, National Association as administrative agent and lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2025	VineBrook Homes Trust, Inc.

	By:	/s/ Paul Richards
Name: Paul Richards
Title: Chief Financial Officer, Assistant Secretary and Treasurer